BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC. (“THE FUND”)

SOLICITATION AGREEMENT

AGREEMENT made as of the 1st day of September, 2004, by and between Bailard, Biehl & Kaiser Opportunity Fund Group, Inc., a Maryland corporation, with its principal office and place of business at 950 Tower Lane, Suite 1900, Foster City, CA 94404-2131 (the “Fund”), and Forum Fund Services, LLC, a limited liability company organized under the laws of the State of Delaware, with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“FFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund offers shares (the “shares”) of four series listed in Appendix A hereto (each such series established by the Fund and made subject to this Agreement being herein referred to as a “Series,” and collectively as the “Series”); and

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), and the Shares are registered under the Securities Act of 1933, as amended (“1933 Act”); and

WHEREAS, Forum Shareholder Services, LLC serves as the Fund’s transfer agent; and

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the registration statement of the Fund (the “Registration Statement”); and

WHEREAS, this Agreement sets forth the terms and conditions upon which FFS shall provide services to the Fund;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION&NBSP;1.  APPOINTMENT; ACTIVITIES

(a)  The Fund hereby appoints FFS, and FFS hereby agrees, to act as solicitation agent for the Shares for the period and on the terms set forth in this Agreement.

(b)  The Fund will deliver to FFS a copy of the Registration Statement and shall promptly furnish FFS with all amendments of or supplements to the Registration Statement. As FFS shall reasonably request to enable it to perform its duties pursuant to this Agreement, Fund shall deliver to FFS a copy of (i) the Articles of Incorporation and Bylaws of the Fund, (ii) financial statements of the Fund, (iii) proxy statements and related materials relating to the Fund and (iv) any other documents, materials or information related to the Fund necessary in order for FFS to perform its services under this Agreement.

(c)  As a member of the National Securities Clearing Corporation (“NSCC”), FFS shall, on behalf of the Fund, apply for and obtain and maintain a participant number for the Fund.

(d)  FFS shall not develop or disseminate any form of advertising or sales material with respect to the Fund without the prior written consent of the Fund.

(e)  The activities that are conducted by FFS under this Agreement shall be undertaken only in accordance with the Registration Statement, applicable laws and regulations and the terms of this Agreement.

SECTION&NBSP;2.  COMPENSATION

As compensation for FFS’ services hereunder, the Fund agrees to pay (or cause to be paid) to FFS the fees set forth in Appendix B hereto on the terms described therein.

SECTION&NBSP;3.  COMPLIANCE WITH APPLICABLE SECURITIES LAW

FFS will comply with the applicable requirements of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended, (including all regulations, rules and releases under such statutes), and with all applicable rules and regulations of the NASD and the NSCC. In connection with the offering of Shares, FFS is not authorized to give any information or make any representation other than those contained in the Registration Statement, or to offer an investment in the Fund to any potential investor or to the public through any advertisement, article, notice or communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any meetings or seminars, which, in each case, has not been authorized in writing by the Fund.

SECTION&NBSP;4.  RELATIONSHIPS

(a)  In performing its duties hereunder, FFS shall be regarded as an independent agent. FFS shall not have any right or authority to create any obligations of any kind on behalf of the Fund and shall make no representation to any third party to the contrary.

(b)  The Fund shall have the right to enter into various selling agreements with securities dealers without FFS being a party thereto; provided that the Fund will provide FFS with a copy of each such agreement. FFS is not authorized to enter into any selling arrangements on behalf of Fund.

(c)  Except to the extent necessary to perform FFS’s obligations hereunder, nothing herein shall be deemed to limit or restrict FFS’s right to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

SECTION&NBSP;5.  CONFIDENTIALITY

FFS agrees that all materials provided to FFS pertaining to the Fund and its shareholders, including the Registration Statement, will be held by FFS in confidence for use only for the purpose of providing its services hereunder and will not be provided to any other persons or entities without the prior written approval of the Fund. Forum acknowledges that certain shareholder information made available by the Fund hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Forum hereby agrees (i) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by law in the ordinary course of business, (ii) to limit access of such information to authorized personnel, (iii) to establish and maintain physical, electronic and procedural safeguards to protect such information and (iv) to cooperate with the Fund and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties.

SECTION&NBSP;6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)  This Agreement shall become effective with respect to the Fund and each series on the later of (i) the date first above written or (ii) the date on which Appendix A is amended to include that series. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof.

(b)  This Agreement shall continue in effect indefinitely unless terminated by either party in accordance with this section.

(c)  This Agreement may be terminated at any time with respect to the Fund or any Series, without the payment of any penalty, (i) by the Fund on sixty (60) days’ written notice to FFS or (ii) by FFS on sixty (60) days’ written notice to the Fund.

(d)  This Agreement shall automatically terminate upon its assignment, upon the termination or suspension of FFS’s membership in the NASD or upon FFS’s termination as a member of the NSCC.

(e)  The Fund may terminate this Agreement at any time for reasonable cause or material violation by FFS of any of the provisions of this Agreement and any such termination shall be effective on the date of receipt of the termination notice by FFS. The Fund’s failure to terminate this Agreement shall not constitute a waiver of the Fund’s right to terminate this Agreement at a later date for any such cause or any other subsequent cause.

(f)  If the Fund fails to settle any trade of Shares transacted over the Fund/SERV network (a “settlement failure”), the Fund shall, prior to one hour before the next settlement of Shares, (A) notify FFS about the settlement failure and (B) provide FFS with a description of the specific remedial and prospective actions proposed to be taken by Fund, the Fund and, or the transfer agent of the Fund (“the Transfer Agent”) in order to remedy such settlement failure and avoid any settlement failure in the future (a “remediation” plan). If (x) the Fund fails to notify FFS about a settlement failure on a timely basis and (y) Fund fails to deliver the remediation plan on a timely basis or the remediation plan is inadequate (in FFS’s reasonable opinion), then, upon written notice to the Fund, FFS may terminate the Agreement immediately and without penalty.

If FFS is or, in FFS’s reasonable opinion, FFS may be the subject of any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions and operations (collectively, an “NSCC” sanction”) as a result of the activities of Fund, the Fund, the Transfer Agent or their respective agents in connection with this Agreement, then FFS may, in its sole discretion, demand in writing, that the Fund comply with its obligations under Section 6(f) or the Fund provide FFS with adequate assurances specifying those remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Fund does not, within seven (7) days of such demand, comply with its obligations under Section 6 (f) or provide FFS with adequate assurance reasonably satisfactory to FFS about any NSCC sanction, then, upon written notice to the Fund, FFS may terminate the Agreement immediately and without penalty.

(g)  The obligations of Sections 2 (applicable only to any due and unpaid fees as of the date of the termination, including any minimum fee), 3, 5, 6(g), 9 and 10(g) and (i) shall survive any termination of this Agreement.

SECTION&NBSP;7.  REPRESENTATIONS AND WARRANTIES

(a)  FFS represents and warrants to the Fund that:

(i)  It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)  It is duly qualified to carry on its business in the State of Maine;

(iii)  It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(v)  It has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(vi)  This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FFS, enforceable against FFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)  It is registered under the 1934 Act, as amended, with the U.S. Securities and Exchange Commission as a broker-dealer, it is a member in good standing of the NASD, it will abide by the rules and regulations of the NASD, and it will notify Fund immediately if its membership in the NASD is terminated or suspended; and

(viii)  It is a member in good standing with the NSCC, will abide by the rules and regulations of the NSCC and will notify the Fund immediately if its membership in the NSCC is terminated or suspended.

(b)  The Fund represents and warrants to FFS that:

(i)  The Fund is a corporation organized under the laws of Maryland;

(ii)  The Fund is empowered under applicable laws and by its Articles of Incorporation to enter into and perform this Agreement;

(iii)  All proceedings required by the Articles of Incorporation of the Fund have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)  All Shares, when issued, shall be validly issued, fully paid and non-assessable;

(v)  This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)  The Registration Statement, as amended from time to time, will be prepared in conformity with the requirements of applicable law; and

(vii)  The Fund’s offering document, as amended from time to time, will contain all statements required to be stated therein in accordance with applicable law; all statements of material fact contained or to be contained in the Registration Statement are or will be true and correct at the time indicated or on the effective date as the case may be; and the Registration Statement, when authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to a purchaser of Shares,

SECTION&NBSP;8.  STANDARD OF CARE

(a)  FFS shall use its best judgment and reasonable efforts in rendering services under this Agreement but shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by FFS in writing. FFS shall not be liable to the Fund for any error of judgment or mistake of law, for any loss arising out of any investment, or for any action or inaction of FFS in the absence of bad faith, willful misfeasance or negligence in the performance of FFS’s duties or obligations under this Agreement or by reason of FFS’s reckless disregard of its duties and obligations under this Agreement.

(b)  FFS Indemnitees (as defined in Section 9) shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)  the advice of the Fund or of counsel, who may be counsel, to the Fund or to FFS, provided that any advice of counsel to the Fund or Fund is provided in writing;

(ii)  any oral instruction of the Fund which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Fund to give such oral instruction provided that it has adopted reasonable procedures to verify the identity of the caller and authenticity of the instruction;

(iii)  any written instruction or certified copy of any resolution of the Fund, and FFS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by FFS to have been validly executed; or

(iv)  any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by FFS to be genuine and to have been signed or presented by the Fund, or other proper party or parties;

provided, however, that such reliance is consistent with the standard of care set forth in Section 8(a).

(c)  FFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent FFS’s obligations hereunder are to oversee or monitor the activities of third parties, FFS shall not be liable for any failure or delay in the performance of FFS’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with FFS.

SECTION&NBSP;9.  INDEMNIFICATION

(a)  The Fund will indemnify, defend and hold FFS, its employees, agents, directors and officers and any person who controls FFS within the meaning of section 15 of the 1933 Act (“FFS Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) which any FFS Indemnitee may incur, under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund in connection with the preparation of the Registration Statement by or on behalf of FFS (“FFS Claims”).

(b)  The Fund may assume the defense of any suit brought to enforce any FFS Claim and may retain counsel of good standing chosen by it and approved by FFS, which approval shall not be withheld unreasonably. The Fund shall advise FFS that it will assume the defense of the suit and retain counsel promptly after receipt of the notice of the claim. If the Fund assumes the defense of any such suit and retains counsel, the defendants shall bear the fees and expenses of any additional counsel that they retain. If the Fund does not assume the defense of any such suit, or if FFS does not approve of counsel chosen by the Fund or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund, the Fund will reimburse any FFS Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A FFS Indemnitee shall not settle or confess any claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld or delayed.

(c)  FFS will indemnify, defend and hold the Fund and its employees, agents, directors and officers (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon:

(i)  any alleged untrue statement of a material fact contained in the Registration Statement or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing in connection with the preparation of the Registration Statement by or on behalf of FFS; or

(ii)  any act of, or omission by, FFS that does not conform to the standard of care set forth in Section 8 of this Agreement (“Fund Claims”).

(d)  FFS may assume the defense of any suit brought to enforce any Claim and may retain counsel of good standing chosen by FFS and approved by the Fund, which approval shall not be withheld unreasonably. The FFS shall advise the Fund that it will assume the defense of the suit and retain counsel promptly after receipt of the notice of the claim. If FFS assumes the defense of any such suit and retains counsel, the defendants shall bear the fees and expenses of any additional counsel that they retain. If FFS does not assume the defense of any such suit, or if the Fund does not approve of counsel chosen by FFS or has been advised that it may have available defenses or claims that are not available to or conflict with those available to FFS, FFS will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of FFS, which consent shall not be unreasonably withheld or delayed.

(e)  All obligations to provide indemnification under this Section are conditioned upon the applicable party receiving notice of any action brought against a FFS Indemnitee or Fund Indemnitee, respectively, within twenty (20) days after the summons or other first legal process is served. The failure to provide such notice of a claim shall not relieve the party entitled to such notice of any liability that it may have to any FFS Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(f)  The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any FFS Indemnitee or Fund Indemnitee and shall survive the sale and redemption of any Shares. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a FFS Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(g)  Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding (material to the party) of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION&NBSP;10.  MISCELLANEOUS

(a)  No party to this Agreement shall be liable to the other parties for consequential damages under any provision of this Agreement.

(b)  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(c)  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)  This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(f)  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)  Notices, requests, instructions and communications received by the parties at the following addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

If to FFS:

Forum Fund Services, LLC

Attention: Carl A. Bright, President
Two Portland Square
Portland, Maine 04101
Phone: (207) 822-6790
Fax: (207) 822-6791

If to the Fund:

Attention: Ms. Barbara Bailey, treasurer
Bailard, Biehl & Kaiser

950 Tower Lane, Suite 1900
Foster City, CA 94404-2131
Phone: 650-571-5800
Fax: 650-573-7128

(h)  Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(i)  The Directors of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or of any series under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the applicable Series to which Forum’s rights or claims relate in settlement of such rights or claims, and not to the Director’s of the Fund or the shareholders of the Series. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Series of the Fund are separate and distinct from the assets and liabilities of each other Series and that no Series shall be liable or shall be charged for any debt, obligation or liability of any other Series, whether arising under this Agreement or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

By: /s/ Barbara V. Bailey

Barbara V. Bailey

Treasurer

FORUM FUNDS SERVICES, LLC

By:     /s/ Carl A. Bright

Carl A. Bright

President

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

SOLICITATION AGREEMENT

Appendix A

Series
                          Cognitive Value Fund

Series
Enhanced Growth Fund

Series
International Equity Fund

Series
Bond Opportunity Fund

FUND

SOLICITATION AGREEMENT

Appendix B

Fees

(a)    Base Fee. $1,000.00 per month, subject to a minimum annual fee of $12,000 for the first year.

      (b)    Minimum Fee. Unless this Agreement is terminated under Section 6(c)(ii),(d) or (e), any termination prior to the first anniversary of this contract shall cause the Fund to pay a minimum of one year’s base fee (calculated as a minimum of 12 times the fee for the month prior to the termination, credit being given for base fees already paid).